SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement      / / Confidential, for Use of the Commission
                                         Only as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        SWISHER INTERNATIONAL GROUP INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
 -------------------------------------------------------------------------------
      (2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
      (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
      (5)  Total fee paid:

--------------------------------------------------------------------------------
[ ]   Fee paid previously with preliminary materials.
[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
--------------------------------------------------------------------------------
      (2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
      (3)  Filing Party:
--------------------------------------------------------------------------------
      (4)  Date Filed:
--------------------------------------------------------------------------------

                    [SWISHER INTERNATIONAL GROUP INC. LOGO]

                                                            March 31, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Thursday, May 1, 1997, at 10:00 a.m., local time, at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote 'FOR' the election of twelve Directors to serve until the 1998 Annual Meeting of Stockholders and 'FOR' the ratification of Coopers & Lybrand L.L.P. as independent auditors of the Company for the year ending December 31, 1997. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     I look forward to seeing you at the Annual Meeting of Stockholders.

                                         Sincerely,

                                         /s/ William Ziegler, III

                                         William Ziegler, III
                                         Chairman of the Board and
                                         Chief Executive Officer

                    [SWISHER INTERNATIONAL GROUP INC. LOGO]
                               20 THORNDAL CIRCLE
                           DARIEN, CONNECTICUT 06820
                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ---------------------------

     TO THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF SWISHER INTERNATIONAL GROUP INC.:

     The Annual Meeting of Stockholders of Swisher International Group Inc., a Delaware corporation (the 'Company'), will be held at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut, on Thursday, May 1, 1997, at 10:00 a.m., local time, for the following purposes:

     1. To elect Directors to serve until the 1998 Annual Meeting of Stockholders;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company to serve for the year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Stockholders of record as of the close of business on March 21, 1997, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of stockholders of record of the Company as of the close of business on March 21, 1997, will be available for inspection during normal business hours from April 18, 1997 through April 30, 1997, at the office of Schnader Harrison Segal & Lewis, 14th Floor, 330 Madison Avenue, New York, New York.

                                         By Order of the Board of Directors

                                         /s/ Karl H. Ziegler

                                         KARL H. ZIEGLER
                                         Secretary

Darien, Connecticut
March 31, 1997

     EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THEIR SHARES IN PERSON.

                        SWISHER INTERNATIONAL GROUP INC.
                               20 THORNDAL CIRCLE
                           DARIEN, CONNECTICUT 06820
                          ---------------------------

                                PROXY STATEMENT
                          ---------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 1, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Swisher International Group Inc. (Swisher International Group Inc. and its subsidiaries are referred to herein as the 'Company') to be voted at the Annual Meeting of Stockholders of the Company to be held at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut, on May 1, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting of Stockholders.

     The mailing address of the principal executive offices of the Company is 20 Thorndal Circle, Darien, Connecticut 06820. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is March 31, 1997.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting of Stockholders in accordance with the directions given. Regarding the election of Directors to serve until the 1998 Annual Meeting of Stockholders, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to specific nominees. With respect to other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted 'For' the election of all nominees and 'For' the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors. Directors will be elected by a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote at the Annual Meeting of Stockholders. The appointment of Coopers & Lybrand L.L.P. as independent auditors will be ratified by a majority of the votes cast 'For' or 'Against' the proposal by holders of Class A Common Stock and Class B Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting of Stockholders. In the case of ratification of the appointment of independent auditors, abstentions and broker non-votes, while not included in calculating vote totals, will have the practical effect of reducing the number of votes 'For' needed to approve the proposal.

     Only owners of record of shares of Class A Common Stock and Class B Common Stock of the Company at the close of business on March 21, 1997, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock of the Company so held. Each owner of record of Class B Common Stock of the Company is entitled to ten votes for each share of Class B Common Stock of the Company so held. On March 21, 1997, there were 6,000,000 shares of Class A Common Stock and 28,100,000 shares of Class B Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

                               BOARD OF DIRECTORS

     The Board of Directors of the Company, pursuant to the Amended and Restated Bylaws of the Company, has fixed the number of Directors of the Company at twelve.

     Cynthia Z. Brighton, Robert A. Britton, Nicholas J. Cevera, Jr., C. Keith Hartley, Alfred F. La Banca, Timothy Mann, Donald E. McNicol, Charles H. Mullen,
J. Thomas Ryan, III, John R. Tweedy, William T. Ziegler and William Ziegler, III have been nominated for election to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualify.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE 'FOR' EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 1998 ANNUAL MEETING OF STOCKHOLDERS, AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     Cynthia Z. Brighton (Age 37) has been Treasurer, Vice President-Financial Services and Director of the Company since November 1995. From 1986 to 1993, Ms. Brighton served as a director and corporate secretary of American Fructose Corporation, an affiliate of American Maize-Products Company ('AMPCo') and as the corporate secretary of AMPCo from 1992 to 1994. Ms. Brighton is a member of the Pension Committee.

     Robert A. Britton (Age 50) was named Executive Vice President, Chief Financial Officer and Director in October 1996. He was Vice President and Chief Financial Officer of the Company from November 1995 to October 1996. From 1990 to 1995, Mr. Britton was Treasurer and Vice President of AMPCo. Mr. Britton is a member of the Pension Committee.

     Nicholas J. Cevera, Jr. (Age 59) has been the Executive Vice
President-Operations of the Company since July 1986 and a Director since November 1995. Mr. Cevera joined the Company as Vice President of Manufacturing in April 1980. Mr. Cevera is a Director of the First Coast Manufacturers Association and the Cigar Association of America.

     C. Keith Hartley (Age 54) has been a director of the Company since November 1995. Since August 1995 he has been the Managing Partner-Corporate Finance at Forum Capital Markets L.P., an investment banking firm, and a co-manager of the initial public offering of the shares of the Company's Class A Common Stock (the 'Offering'). From May 1991 to August 1995, Mr. Hartley was an independent financial consultant. From February 1990 to May 1991, Mr. Hartley served as Managing Director of Peers & Co., a merchant banking firm. Mr. Hartley also serves as a director of Comdisco, Inc., a lessor of high technology equipment, U.S. Diagnostics, Inc., an operator of diagnostic imaging centers, and Phoenix Shannon p.l.c., a manufacturer of dental instruments. Mr. Hartley is the chairman of the Audit Committee and is a member of the Executive Committee, the Compensation Committee and the Pension Committee.

     Alfred F. La Banca (Age 65) has been a Director of the Company since November 1995. He is also Chairman of the Board of the Mailex Corporation in Stamford, Connecticut and of Action Letter, Inc. in New York City, which he founded in 1961. Both Mailex Corporation and Action Letter, Inc. specialize in the production of direct mail, data processing and outsource management for client firms. Mr. La Banca is the chairman of the Compensation Committee and is a member of the Audit Committee.

     Timothy Mann (Age 54) has been a Director since November 1995 and President of the Company since 1986. Mr. Mann is Vice President of the Cigar Association of America, and serves on its Board of Directors. He is also a Director of the Tobacco Merchants' Association and a member of the National Association of Wholesale Marketers by whom he was recently named Dean of the Industry. Mr. Mann is a member of the Executive Committee.

     Donald E. McNicol (Age 75) has been a Director of the Company since November 1995. He is presently of counsel to the firm of Schnader Harrison Segal & Lewis. Mr. McNicol was a partner of Hall, McNicol, Hamilton & Clark from 1956 to 1992 and of counsel to the firm of Keck, Mahin & Cate from 1992 to 1996. Mr. McNicol served as a Director and General Counsel of AMPCo from 1964 to 1992. Mr. McNicol is the chairman of the Pension Committee and is a member of the Executive Committee, the Compensation Committee and the Audit Committee.

     Charles H. Mullen (Age 69) has been a Director of the Company since February 1997. Mr. Mullen retired as Chairman and Chief Executive Officer of the American Tobacco Company, which was a subsidiary of American Brands, Inc. He was also Vice President-Tobacco and a member of the Board of Directors of American Brands, Inc. Mr. Mullen also serves as a director of Standard Commercial Corporation. Mr. Mullen is a member of the Compensation Committee and the Audit Committee.

     J. Thomas Ryan, III (Age 49) has been a Director of the Company since November 1995 and Executive Vice President since April 1995. From 1985 to 1994, Mr. Ryan was President of Helme Tobacco Company ('Helme'). Mr. Ryan serves on the boards of the Cigar Association of America, the Smokeless Tobacco Council, the Smokeless Tobacco Research Council, and the Tobacco Institute.

     John R. Tweedy (Age 67) has been a Director of the Company since November 1995. Mr. Tweedy served in various management positions at AMPCo and its affiliates from 1972 until he retired as Senior Vice President of AMPCo in 1993. Mr. Tweedy is a member of the Compensation Committee and the Audit Committee.

     William T. Ziegler (Age 41) has been a Director and Chief Operating Officer of the Company since November 1995. From 1991 to 1994, Mr. William T. Ziegler served as Director of Corporate Development for Helme. From 1986 to 1990, Mr. William T. Ziegler served as Product Manager for Helme. Mr. William T. Ziegler is the chairman of the Executive Committee.

     William Ziegler, III (Age 68) has been a Director, Chief Executive Officer and Chairman of the Board since November 1995. From 1958 to 1995, Mr. Ziegler served as a Director of AMPCo, from 1964 to 1995 as Chairman of the Board of AMPCo and as Chief Executive Officer from 1976 to 1993. Mr. Ziegler is President of the E. Matilda Ziegler Foundation for the Blind (a private foundation) and also has served as Trustee of Connecticut College and as a member of the Board of Directors of the Maritime Aquarium at Norwalk. Mr. Ziegler is Chairman of the Board and is a member of the Executive Committee.

                              OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of March 21, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers whose name appears in the summary compensation table and (iv) all directors and executive officers as a group (17 persons). Except as set forth in the notes to the table, the business address of each person is 20 Thorndal Circle, Darien, CT 06820. As described in the notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals or entities. Consequently, such shares are shown as beneficially owned by more than one person.

                                                                            CLASS A                    CLASS B
                                                                         COMMON STOCK              COMMON STOCK(1)
                                                                    -----------------------    ------------------------
                                                                     NUMBER      PERCENT OF      NUMBER      PERCENT OF
                              NAME                                  OF SHARES      CLASS       OF SHARES       CLASS
-----------------------------------------------------------------   ---------    ----------    ----------    ----------
Hay Island Holding Corporation (2)...............................         --          --       28,100,000       100.0%
First Union Bank of Connecticut, as trustee (3)(18)..............         --          --       24,907,840        88.6%
Fidelity Management & Research Company (4).......................    750,000        12.5%              --          --
Zweig-DiMenna entities(5)........................................    590,900         9.8%              --          --
Delaware Management Co., Inc.(6).................................    300,000         5.0%              --          --
Cynthia Z. Brighton (7)..........................................      1,750           *               --          --
Robert A. Britton (8)(19)........................................      1,000           *               --          --
Nicholas J. Cevera, Jr. (9)(19)..................................      1,000           *               --          --
C. Keith Hartley (10)............................................      1,500           *               --          --
Alfred F. La Banca (11)..........................................        500           *               --          --
Timothy Mann (12)(19)............................................      1,000           *               --          --
Donald E. McNicol (13)...........................................      1,000           *               --          --
Charles H. Mullen (14)...........................................        500           *               --          --
J. Thomas Ryan, III (15)(19).....................................      1,000           *               --          --
John R. Tweedy (16)..............................................        100           *               --          --
William T. Ziegler (17)..........................................      2,250           *               --          --
William Ziegler, III, individually and as trustee (3)(18)........        200           *       28,100,000       100.0%
All directors and executive officers as a group (20).............     21,800           *       28,100,000       100.0%

------------------
* Less than 1%

(1)    Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A
       Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Ziegler Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.
(2)    Includes shares beneficially owned by Hay Island Holding Corporation ('Hay Island') as follows: 28,100,000 shares of Class B Common Stock directly and with respect to which it has sole voting and investment power.
(3)    Includes shares beneficially owned or deemed to be owned beneficially by First Union Bank of Connecticut as follows: 24,907,840 shares of Class B Common Stock owned by Hay Island. Hay Island is wholly owned by
       William Ziegler, III, individually and as co-trustee with First Union Bank of Connecticut of the Trust under the Will of William Ziegler, Jr. and the Trust under the Will of Helen M. Rivoire (the 'Ziegler
       Trusts'), with respect to which it shares investment power with William Ziegler, III. First Union Bank of
       Connecticut's business address is 300 Main Street, Stamford, Connecticut 06904.
(4)    Includes shares beneficially owned or deemed to be owned beneficially by Fidelity Management & Research
       Company as follows: 750,000 shares of Class A Common Stock directly and with respect to which it has sole voting and investment power. Fidelity Management & Research Company's business address is 82 Devonshire
       Street, Boston, Massachusetts 02109.
(5)    Includes shares beneficially owned as disclosed in Amendment No. 1 to the Schedule 13D dated February 24,
       1997, and its accompanying materials of Zweig-DiMenna Special Opportunities, L.P., Zweig-DiMenna
       International Limited, Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account and
       Gotham Advisors, Inc., on behalf of a discretionary account. Such Schedule 13D stated that each beneficially owned shares of Class A Common Stock, as follows: (a) Zweig-DiMenna Special Opportunities,
       L.P. - 90,900 (1.5%) shares directly and with respect to which it has sole voting and investment power; (b)
       Zweig-DiMenna International Limited - 374,400 (6.2%) shares directly and with respect to which it has sole voting and investment power; (c) Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account - 85,000 (1.4%) shares directly and with respect to which it has sole voting and investment power and (d) Gotham Advisors, Inc., on behalf of a discretionary account - 40,600 (0.7%) shares directly and with respect to which it has sole voting and investment power. Each of the foregoing entities' business address is c/o Zweig-DiMenna Associates LLC, 900 Third Avenue, 30th Floor, New York 10022.

(6)    Includes shares beneficially owned or deemed to be owned beneficially by Delaware Management Co., Inc. as follows: 300,000 shares of Class A Common Stock directly and with respect to which it has sole voting and investment power. Delaware Management Co., Inc.'s business address is One Commerce Square, Philadelphia,
       Pennsylvania 19103.
(7)    Includes shares beneficially owned or deemed to be owned beneficially by Cynthia Z. Brighton as follows:
       1,750 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power.
(8)    Includes shares beneficially owned or deemed to be owned beneficially by Robert A. Britton as follows:
       1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
(9)    Includes shares beneficially owned or deemed to be owned beneficially by Nicholas J. Cevera, Jr. as follows: 1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power. Mr. Cevera's business address is 459 East 16th Street, Jacksonville, Florida 32206.
(10)   Includes shares beneficially owned or deemed to be owned beneficially by C. Keith Hartley as follows: 1,500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
       Mr. Hartley's business address is Forum Capital Markets L.P., 53 Forest Avenue, Old Greenwich, Connecticut
       06870.
(11)   Includes shares beneficially owned or deemed to be owned beneficially by Alfred F. La Banca as follows: 500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
       Mr. La Banca's business address is Mailex Corporation, 11 Elm Court, Stamford, Connecticut 06902.
(12)   Includes shares beneficially owned or deemed to be owned beneficially by Timothy Mann as follows: 1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
       Mr. Mann's business address is 459 East 16th Street, Jacksonville, Florida 32206.
(13)   Includes shares beneficially owned or deemed to be owned beneficially by Donald E. McNicol as follows:
       1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power. Mr. McNicol's business address is Schnader Harrison Segal & Lewis, 330 Madison Avenue, New York, New
       York 10017.
(14)   Includes shares beneficially owned or deemed to be owned beneficially by Charles H. Mullen as follows: 500 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
       Mr. Mullen's business address is 26 Winding Lane, Darien, Connecticut 06820.
(15)   Includes shares beneficially owned or deemed to be owned beneficially by J. Thomas Ryan, III as follows:
       1,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power. Mr. Ryan's business address is 459 East 16th Street, Jacksonville, Florida 32206.
(16)   Includes shares beneficially owned or deemed to be owned beneficially by John R. Tweedy as follows: 100 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
       Mr. Tweedy's business address is 205 Poverty Hollow Road, Redding, Connecticut 06896.
(17)   Includes shares beneficially owned or deemed to be owned beneficially by William T. Ziegler as follows:
       2,250 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power.
(18)   Includes shares beneficially owned or deemed to be owned beneficially by William Ziegler, III as follows:
       200 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 28,100,000 shares of Class B Common Stock owned by Hay Island. Hay Island is deemed to be beneficially owned by William Ziegler, III, individually and as co-trustee with First Union Bank of
       Connecticut of the Ziegler Trusts, with respect to which he shares voting and investment power with First
       Union Bank of Connecticut.
(19)   Excludes stock options in respect of shares of Class A Common Stock granted to the executive under 1996
       Stock Option Plan as follows: Mr. Mann (275,000); Mr. Cevera (200,000), Mr. Ryan (200,000) and Mr. Britton
       (150,000).
(20)   Excludes stock options in respect of an aggregate of 350,000 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD COMMITTEES

     The Board of Directors established four committees--the Executive Committee, the Audit Committee, the Pension Committee and the Compensation Committee.

     The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company when necessary between meetings of the Board of Directors. The members of the Executive Committee are Messrs. Ziegler, William
T. Ziegler, Mann, McNicol and Hartley. Mr. William T. Ziegler serves as chairman of the Executive Committee.

     The Audit Committee's responsibilities include (i) making recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, (ii) reviewing significant accounting policies and practices of the Company, (iii) meeting with the Company's independent auditors concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of accounting and financial controls of the Company. The Audit Committee must include at least two Directors who are neither officers nor employees of the Company. The members of the Audit Committee are Messrs. Hartley, La Banca, McNicol, Mullen and Tweedy. Mr. Hartley serves as chairman of the Audit Committee.

     The Compensation Committee has the responsibility of reviewing the performance of the executive officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company. The Compensation Committee must consist of at least two Directors who are 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). The members of the Compensation Committee are Messrs. La Banca, Tweedy, McNicol, Mullen and Hartley. Mr. La Banca serves as chairman of the Compensation Committee.

     The Pension Committee has the responsibility for overseeing the administration of the Company's pension plans. The members of the Pension Committee are Ms. Brighton and Messrs. McNicol, Hartley and Britton. Mr. McNicol serves as chairman of the Pension Committee.

BOARD AND BOARD COMMITTEE MEETINGS

     In 1996, there were five meetings (including four meetings by written consent) held by the Board of Directors of the Company. The Company's Compensation Committee met once in 1996. The total combined attendance for all of the Company's Board and Committee meetings was 91%. Prior to October 23, 1996, the Board of Directors of Swisher International, Inc. directed the Company's business. In 1996, the Board of Directors of Swisher International, Inc. held seven meetings (including one meeting by written consent). Swisher International, Inc.'s Executive Committee met nine times in 1996. Swisher International, Inc.'s Compensation Committee, Audit Committee and Pension Committee each met three times in 1996. The total combined attendance for all of Swisher International, Inc.'s Board and Committee meetings was 93%.

COMPENSATION OF DIRECTORS

     Directors who do not receive compensation as full-time officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $25,000 and a fee of $1,000 for each meeting of the Board of Directors or any Committee thereof they attend. All Directors are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or any Committee thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. McNicol is of counsel to the firm of Schnader Harrison Segal & Lewis which receives fees from the Company for professional services rendered. Mr. Hartley is the Managing Partner-Corporate Finance of Forum Capital Markets L.P., an investment banking firm that acted as co-manager of the Offering. Forum Capital Markets L.P. received fees in connection with the Offering and in connection with the redemption of a minority interest in Hay Island held by Cerestar USA and may receive fees for other services in the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH HAY ISLAND

     As a result of Hay Island's stock ownership of the Company, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Hay Island, and Hay Island is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions. Hay Island is deemed to be beneficially owned by William Ziegler, III, individually and as trustee.

TAX SHARING AGREEMENT

     The Company and Hay Island have been, for federal income tax purposes, members of an affiliated group of corporations of which Hay Island is the common parent (the 'Tax Group'). As a result of such affiliation, the Company and Hay Island are included in a consolidated federal income tax return.

     A tax sharing agreement was entered into between the Company and Hay Island (the 'Tax Sharing Agreement') pursuant to which the Company is required to pay to Hay Island with respect to each tax year an amount equal to the consolidated federal income taxes that would have been incurred by the Company had it not been included in the consolidated federal income tax returns filed by the Tax Group.

     Under existing federal income tax regulations, each of the Company and Hay Island is liable for the consolidated federal income taxes of the Tax Group for any taxable year in which each is a member of the Tax Group. Pursuant to the Tax Sharing Agreement, each of Hay Island and the Company will agree to indemnify the other for any and all claims, demands, actions (including liens, levies, audits, investigations and assessments), causes of action, suits, proceedings, damages, liabilities, and costs and expenses incident thereto relating to federal and state taxes on account of the actions or failure to act of the other party.

MANAGEMENT SERVICES AGREEMENT

     The Company and Hay Island entered into a Management Services Agreement ('MSA'), effective January 1, 1997. The services provided by Hay Island to the Company include, among other things, treasury and cash management, risk management (including obtaining liability, property and casualty insurance), human resource management, marketing support, long-term strategic planning, business development and investor relations.

     The MSA has a term of five years and will automatically renew thereafter for successive one-year terms. After the initial five-year term, the MSA may be terminated at any time by either party upon six months' prior written notice. The MSA is terminable by either the Company or Hay Island upon six months' written notices if Hay Island ceases to own shares of common stock of the Company representing more than 50% of the combined voting power of the common stock of the Company.

     The amount payable under the MSA for the year ending December 31, 1997 is $925,000, payable in twelve monthly installments. The MSA provides that the amounts payable thereunder will be reviewed on an annual basis and, based on an agreed upon allocation of Hay Island's costs for the services performed, the amount payable thereunder will be increased or decreased, provided that any increase in such amount will be limited to a percentage increase based upon the change in the Consumer Price Index for all Urban Consumers, Northeast for the preceding twelve month period.

     Each party agreed to indemnify the other, except in certain limited circumstances, against liabilities that the other may incur that are caused by or arise in connection with such party's failure to fulfill its material obligations under the MSA.

FAMILY RELATIONSHIPS

     William Ziegler, III is the Chief Executive Officer and Chairman of the Board of Directors of the Company. His son, William T. Ziegler, is the Chief Operating Officer and Chairman of the Executive Committee of the Board of Directors of the Company. His daughter, Cynthia Z. Brighton, is a Director and Vice President--

Financial Services and Treasurer of the Company. His son, Karl H. Ziegler, is the Secretary of the Company. His son, Peter M. Ziegler, is Vice President--Corporate Planning of the Company. His daughter, Helen Z. Benjamin, is the Assistant Secretary of the Company. William T. Ziegler's wife, Jackqueline B. Ziegler is Vice President-- Marketing Development of the Company's wholly owned subsidiary, Swisher International, Inc. Effective January 1, 1997, William Ziegler, III, William T. Ziegler, Cynthia Z. Brighton, Karl H. Ziegler, Peter M. Ziegler, Helen Z. Benjamin and Jackqueline B. Ziegler became employees of Hay Island, and will be compensated for their positions with the Company through the MSA.

     As used in this Proxy Statement, the term 'Ziegler Family Members' includes only the following persons: (A) Mr. William Ziegler, III and his estate, guardian, conservator or committee; (B) each descendant of Mr. William Ziegler, III (a 'Ziegler Descendant') and their respective estates, guardians, conservators or committees; (C) each Family Controlled Entity; and (D) the trustees, in their respective capacities as such, of each Family Controlled Trust. For purposes of this Proxy Statement, the term 'Family Controlled Entity' shall mean (A) any not-for-profit corporation if at least 80% of its board of directors is composed of Mr. William Ziegler, III and/or Ziegler Descendants;
(B) any other corporation if at least 80% of the value of its outstanding equity is owned by Ziegler Family Members; (C) any partnership if at least 80% of the value of its partnership interests are owned by Ziegler Family Members; and (D) any limited liability or similar company if at least 80% of the value of the company is owned by Ziegler Family Members. For purposes of this Proxy Statement, the term 'Family Controlled Trust' shall mean (A) the Ziegler Trusts and (B) any trust the primary beneficiaries of which are Mr. William Ziegler, III, Ziegler Descendants and/or charitable organizations (collectively, 'Ziegler Beneficiaries').

REGISTRATION RIGHTS AGREEMENT

     Hay Island and the Company are parties to a Registration Rights Agreement (the 'Registration Rights Agreement'), pursuant to which Hay Island and certain transferees of Common Stock held by Hay Island (Hay Island and such permitted transferees being referred to herein as the 'Permitted Holders') will have the right to require the Company to register under the Securities Act (a 'Demand Registration') all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Permitted Holders; provided that the Company (i) will not be required to and will not effect a Demand Registration prior to June 22, 1997 unless Merrill Lynch & Co. has given its consent and (ii) may postpone giving effect to a Demand Registration for up to a period of 60 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Hay Island has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders will have the right to participate in registrations by the Company of its Class A Common Stock (a 'Piggyback Registration'). The Company will pay any expenses incurred in connection with any Demand Registration or Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Permitted Holders.

OTHER AGREEMENTS

     On February 1, 1996, Donald E. McNicol, a director of the Company and counsel to Schnader Harrison Segal & Lewis, entered into an agreement with the Company regarding his services to the Company. Payments to Mr. McNicol under this agreement will not commence until February 1, 2001. Immediately prior to the Offering, Mr. McNicol assumed the responsibilities of Vice President of Hay Island and resigned as Vice Chairman of the Company. Hay Island assumed all obligations under such agreement.

     During 1996, the Company was the owner and sole beneficiary of a second-to-die life insurance policy on the lives of William Ziegler, III and Jane Ziegler, his wife. Immediately prior to the Offering, all ownership and beneficial rights under the policy and the obligation to pay the $281,000 annual premium were assigned to and assumed by Hay Island.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the year ended December 31,1996.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                    ANNUAL COMPENSATION                  (F)
                                          ---------------------------------------     SECURITIES
              (A)                                                       (E)           UNDERLYING           (G)
           NAME AND               (B)       (C)         (D)        OTHER ANNUAL      OPTIONS/SARS       ALL OTHER
      PRINCIPAL POSITION          YEAR     SALARY      BONUS      COMPENSATION(2)         #          COMPENSATION(3)
-------------------------------   ----    --------    --------    ---------------    ------------    ---------------
William Ziegler, III (1).......   1996    $360,000    $410,400        $ 9,810                --                --
Chairman of the Board and Chief
  Executive Officer

William T. Ziegler (1).........   1996     240,000     246,240         46,566                --                --
Chief Operating Officer

Timothy Mann...................   1996     271,833     282,200         78,390           275,000         $ 500,000
President

J. Thomas Ryan, III............   1996     218,400     174,300         21,843           200,000           400,000
Executive Vice President,
  Sales and Marketing

Nicholas J. Cevera, Jr.........   1996     199,500     159,200         18,248           200,000           400,000
Executive Vice President,
  Operations

------------------

(1)   Effective January 1, 1997, William Ziegler, III and William T. Ziegler became employees of Hay Island, and will be compensated, along with other similar employees, for their positions with the Company through the
      MSA. (See 'Certain Relationships and Related Transactions-Management Services Agreement' and '-Family
      Relationships').
(2)   Includes (i) imputed income for executive life insurance for Messrs. William T. Ziegler, Mann, Ryan and
      Cevera of $572, $34,500, $2,134 and $985, respectively, (ii) imputed income for group term life insurance for
      Messrs. Cevera of $1,688, (iii) imputed income for use of a Company car for Messrs. Ziegler, William T.
      Ziegler, Mann, Ryan and Cevera of $5,294, $8,837, $7,657, $9,916 and $6,321, respectively, and (iv)
      reimbursement of taxes in connection with imputed income derived from payment by the Company of premiums on life insurance policies, imputed income derived from the use of a Company car, imputed income derived from the aggregate payment of Medicare taxes by the Company in regard to accruals under supplemental pension programs, and other perquisites for Messrs. Ziegler, William T. Ziegler, Mann, Ryan and Cevera of $4,516,
      $37,157, $36,233, $9,793 and $9,255, respectively.
(3)   Represents special, one-time bonuses paid in connection with the Offering.

                             OPTION GRANTS IN 1996
                               INDIVIDUAL GRANTS

                                                     NUMBER OF        %OF TOTAL
                                                     SECURITIES        OPTIONS
                                                     UNDERLYING       GRANTED TO     EXERCISE                   GRANT DATE
                                                      OPTIONS        EMPLOYEES IN     PRICE      EXPIRATION       PRESENT
                                                   GRANTED (#)(1)        YEAR         ($/SH)        DATE       VALUES($)(2)
                                                   --------------    ------------    --------    ----------    -------------
William Ziegler, III............................            --             --             --            --              --
William T. Ziegler..............................            --             --             --            --              --
Timothy Mann....................................       275,000           17.6%         17.00      12/17/05       1,771,275
J. Thomas Ryan, III.............................       200,000           12.8%         17.00      12/17/05       1,288,200
Nicholas J. Cevera, Jr..........................       200,000           12.8%         17.00      12/17/05       1,288,200

------------------

(1)   The options granted in fiscal 1996 to the named executive officers have a term of 10 years, vest annually in one-third increments and were granted pursuant to the 1996 Stock Option Plan.
(2)   In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: expected time of exercise of five years, volatility of
      30%, dividend yield of 0.0% and interest rate of 6.14%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND
                     FISCAL 1996 YEAR-END OPTION VALUES (1)

                                                                  NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT FY-END(#)              AT FY-END($)(2)
                                                              ----------------------------    ----------------------------
                                                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                              -----------    -------------    -----------    -------------
William Ziegler, III.......................................       --                 --           --              --
William T. Ziegler.........................................       --                 --           --              --
Timothy Mann...............................................        0            275,000            0               0
J. Thomas Ryan, III........................................        0            200,000            0               0
Nicolas J, Cevera, Jr......................................        0            200,000            0               0

------------------
(1) No options were exercised in 1996.

(2) The closing price on December 31, 1996, the last trading day in 1996, was $15.875.

MANAGEMENT INCENTIVE PLAN

     The Company maintains a management incentive plan ('MIP') to compensate eligible full-time employees for their contributions to the Company's performance in revenue growth, improved operating profit, cost control and production facility utilization. Bonuses under the MIP are based on achievement of financial performance targets and individual performance goals that are developed for each participant at the beginning of each year by management and such participant and are approved by the Compensation Committee. Each participant in the MIP has a target bonus opportunity that is expressed as a percentage of base salary. The percentage varies based on the potential of the position to have a positive impact on the performance of the Company. The actual award is based on management's recommendation and must be approved by the Compensation Committee. In 1997, the Company paid bonuses of approximately $2.9 million under the MIP for the year ended December 31, 1996.

     For 1996, the bonuses under the MIP for William Ziegler, III, William T. Ziegler, Timothy Mann, J. Thomas Ryan, III and Nicholas J. Cevera, Jr. are set forth in the Summary Compensation Table.

1996 STOCK OPTION PLAN

     The Company adopted, and Hay Island, as the sole stockholder of the Company, approved, the 1996 Stock Option Plan, effective December 17, 1996. The aggregate number of shares of Class A Common Stock which may be made subject to awards of stock options or stock appreciation rights ('Awards') under the 1996 Stock Option Plan shall not exceed at any time 10% of the then outstanding shares of Common Stock. Unless otherwise determined by the Board of Directors, the 1996 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. Awards may be made under the 1996 Stock Option Plan (subject to specified aggregate limits and annual individual limits on certain types of awards) to selected employees, consultants and directors of the Company. On December 17, 1996, the Company granted 1,564,000 options under the 1996 Stock Option Plan at the initial public offering price ($17 per share) of the Class A Common Stock.

     The Compensation Committee and the Board of Directors each has authority, subject to the terms of the 1996 Stock Option Plan, to determine, among other things, when and to whom to grant Awards under the 1996 Stock Option Plan, the number of shares to be covered by Awards, the types and terms of stock options and stock appreciation rights granted and the exercise price of the stock options and stock appreciation rights and to prescribe, amend and rescind the rules and regulations relating to the 1996 Stock Option Plan.

     Stock options granted under the 1996 Stock Option Plan may be either 'incentive stock options,' as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of nonqualified stock options must equal or exceed the fair market value per share of Class A Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a '10% Stockholder'), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Class A Common Stock on the date of the grant. The exercise price of incentive stock options for all other employees must equal or exceed the fair market value per share of Class A Common Stock on the date of the grant. The maximum term of any incentive stock option granted under the 1996 Stock Option Plan is ten years (five years in the case of an incentive stock option granted to a 10% Stockholder). Stock options granted under the 1996 Stock Option Plan generally will vest in annual one-third increments.

     Stock appreciation rights may be granted alone or in tandem with stock options under the 1996 Stock Plan. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of the Class A Common Stock on the date of exercise over the base price. Settlement of stock appreciation rights may be in cash, Class A Common Stock or both, as specified in the award agreement or as otherwise determined by the Compensation Committee or the Board of Directors.

     No person may be granted stock options or stock appreciation rights under the 1996 Stock Option Plan in any calendar year representing an aggregate of more than 2.5% of the then outstanding shares of Common Stock. Stock options and stock appreciation rights shall be exercisable at the times and upon the conditions that the Compensation Committee or the Board of Directors may determine, as reflected in the applicable award agreement.

     Unless otherwise provided in a grantee's award agreement, (i) upon termination of such grantee's employment or service as a consultant or a director due to death or disability, any unvested options and stock appreciation rights shall vest in full and shall remain exercisable for a period of one year and shall terminate thereafter and (ii) upon termination of such grantee's employment or service as a consultant or a director for any reason other than death or disability, any unvested options and stock appreciation rights shall terminate and all vested options and stock appreciation rights shall remain exercisable for a period of three months and shall terminate thereafter.

     Unless otherwise provided in a grantee's award agreement, awards granted under the 1996 Stock Option Plan may be transferred by the grantee only by will or by the laws of descent and distribution, and may be exercised only by the grantee during his or her lifetime. The 1996 Stock Option Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors, in whole or in part, provided, that no amendment which requires stockholder approval in order for the 1996 Stock Option Plan to continue to comply with Section 162(m) of the Code will be effective unless such amendment has received the requisite approval by the Company's stockholders. In addition, no amendment may be made which adversely affects any of the rights of the grantee under any Award theretofore granted without such grantee's consent. No awards will be made under the 1996 Stock Option Plan following the tenth anniversary of the date of adoption of the 1996 Stock Option Plan.

BENEFIT PLANS

     Capital Accumulation Plan--401(k). The Company sponsors The Capital Accumulation Plan (the 'CAP'), a tax qualified 401(k) defined contribution plan, effective October 31, 1995, which covers eligible salaried employees employed at the Company's locations within the United States. The CAP permits participants to contribute up to 15% of their base salary to the plan (highly compensated employees, including all officers, are limited to 6%). The Company may make a matching contribution, depending on profits. The Company also makes a contribution of 1% of base salary. Participant contributions are 100% vested when made and Company contributions vest ratably over four years. Participants may direct the investment of all contributions among the funds offered by the CAP. The amount of base salary that may be used under the CAP to determine employer matching contributions is limited to $150,000 for 1996.

     Retirement Plan. The Company sponsors the Retirement Plan for Salaried Employees of Swisher International, Inc. (the 'Retirement Plan'), a tax qualified defined benefit plan effective December 31, 1959, which covers eligible salaried employees employed at the Company's locations within the United States. The Retirement Plan benefits are based on credited service (up to 35 years) with Swisher International, Inc., and may include credited service with members of a controlled group of corporations of which Swisher International, Inc. was a part, and the participant's compensation (base pay and regular annual performance bonus) for such service averaged over the 60 consecutive months out of the 120 months prior to termination of employment which produces the highest average. The Retirement Plan's benefits are reduced to partially reflect social security benefits received by the participant. Benefits are paid at Normal Retirement Date (age 65), and vest after five years of service.

     Supplemental Pension Program. The Company established a Supplemental Pension Program, effective October 31, 1995 (the 'SERP'), to restore retirement benefits under the Retirement Plan and contributions under the CAP limited by the Employee Retirement Income Security Act of 1974, as amended ('ERISA') and by Treasury regulations relating to maximum retirement benefits, contributions and compensation (which may be used in calculating benefits and contributions). The SERP also provides an increased level of retirement benefits for certain executives of the Company. All other SERP provisions follow those of the Retirement Plan and CAP. The SERP is a nonqualified, unfunded plan under ERISA and the Code. The Company may make contributions to a trust established for the benefit of the SERP participants or establish a reserve on its books against future benefit obligations. However, the assets of any such trust or any amount so reserved are not protected from the claims of creditors.

     The following illustration shows the annual benefits under the Retirement Plan and the SERP, expressed as straight life annuities beginning at age 65.

    5 YEAR
AVERAGE ANNUAL     5 YEARS       10 YEARS      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
 COMPENSATION     OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
--------------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
   $ 50,000        $  3,994      $   7,988     $  11,983     $  15,977     $  19,971     $  23,965     $  23,965
     75,000           6,601         13,202        19,803        26,403        33,004        39,605        39,605
    100,000           9,208         18,415        27,623        36,830        46,038        55,245        55,245
    200,000          19,634         39,268        58,903        78,537        98,171       117,805       117,805
    300,000          30,061         60,122        90,183       120,243       150,304       180,365       180,365
    400,000          40,487         80,975       121,462       161,950       202,437       242,925       242,925
    500,000          50,914        101,828       152,742       203,657       254,571       305,485       305,485
    600,000          61,341        122,682       184,022       245,363       306,704       368,045       368,045
    700,000          71,767        143,535       215,302       287,070       358,837       430,605       430,605
    800,000          82,194        164,388       246,582       328,776       410,970       493,165       493,165
    900,000          92,621        185,241       277,862       370,483       463,104       555,724       555,724

     Benefits under the Retirement Plan are subject to the maximum limitations imposed by federal law on pension benefits. For 1996 these limitations include a maximum straight life annuity at age 65 of $120,000 per year, $10,000 per month and a maximum annual compensation of $150,000.

     As of December 31, 1996, the years of employment recognized by the Retirement Plan and SERP for Messrs. Ziegler, III, William T. Ziegler, Mann, Ryan, Cevera were 1.17, 8.17, 18.13, 10.80 and 16.68, respectively. Special incentive payments such as those described in the Summary Compensation Table are excluded from pensionable earnings. As the Company's Management Incentive Plan is based on the performance of the Company, it is possible that the total of an executive's base pay and regular annual performance bonus may be more or less than the total of base pay and regular annual performance bonus in the prior year by more than 10%. See 'Management Incentive Plan.'

     Executive Life Insurance. The Company sponsors a life insurance program, which replaces the group plan for certain selected officers, that provides the participants with policies that continue coverage into retirement. As of December 31, 1996, $2,000,000 of coverage is provided to William T. Ziegler and $1,000,000 of coverage is provided to other covered officers. The Company pays the policy premiums and makes payments to the executives to enable their payment of any taxes resulting from imputed income on the premiums. The cost of this program for 1996 for William T. Ziegler and the covered Named Executive Officers is, in the aggregate, approximately $230,000.

EMPLOYMENT AGREEMENTS

     Each of Timothy Mann, J. Thomas Ryan, III and Nicholas J. Cevera, Jr. entered into employment agreements with the Company, dated as of October 23, 1996. The term of each employment agreement is three years. Each employment agreement may be terminated by the Company at any time. In the case of termination without Cause (as defined in the employment agreements), the Company is required to pay the executive salary and provide the executive with certain perquisites for the remainder of the term. In addition, the Company will be obligated to pay the executive's target bonus pro-rated for the year in which the termination occurs. An executive may terminate his employment agreement at any time upon two weeks' notice. Any such termination will result in the forfeiture by the executive of any further payments or benefits pursuant to the employment agreement as of such termination. Also, each employment agreement contains a non-compete provision extending for twelve months following voluntary termination by the executive or termination for cause or for any period during which severance is being paid to such executive. Pursuant to his respective employment agreement, commencing on January 1, 1997, Messrs. Mann, Ryan and Cevera will receive an annual salary of $316,250, $251,160 and $229,425, respectively, and certain current perquisites (including tax reimbursement for certain perquisites). Each executive is entitled to participate in the Company's management incentive plan. ('See Management Incentive Plan.') Pursuant to his employment agreement, each executive is entitled to participate in the Company's 1996 Stock Option Plan. See '1996 Stock Option Plan.'

                         COMPENSATION COMMITTEE REPORT

COMPENSATION OVERVIEW

     The Compensation Committee of the Board of Directors has the responsibility for the design, implementation and administration of the Company's executive compensation program. The Compensation Committee is comprised entirely of outside independent directors.

     The objective of the Company's executive compensation program is to attract and retain the management talent necessary to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior managers, and align their interests with those of the Company's shareholders, by tying incentive compensation to Company profitability and individual performance and (ii) provide a base level of compensation that is competitive with similar businesses as well as a cross section of general industry.

ELEMENTS OF COMPENSATION

     The three principal components of the Company's executive compensation program are salary, annual incentives and stock options, each of which is discussed in detail below.

     1. Salary

     Of the three elements of executive compensation, salary is the least affected by the Company's performance; although it is very much dependent on individual performance. Salary is intended to provide a base level of compensation that is competitive at the market median with similar companies. The Compensation Committee reviews and approves salary levels and increases for all employees of the Company and its subsidiaries whose base salary exceeds $100,000.

     Following a procedure used for all salaried employees of the Company, each of the executive officers is assigned a salary range for his or her particular job. The range is set at 80% to 120% of the median market value of the position. The median market value is established by an evaluation of the degree of accountability, expertise and problem solving required in each position and the results of salary surveys conducted by major compensation consultants and associations. The salary ranges are reviewed annually using current survey data to determine the amount of adjustment, if any.

     Individual salaries are reviewed annually. The timing and amount of any increase to salaried employees, including executive officers, are both dependent upon (i) the performance of the individual and, to a lesser extent (ii) the relationship of his or her actual salary to the midpoint of the salary range.

     Executive officer salaries are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. The Chief Executive Officer's recommendations on the amount of increase are based on his subjective evaluation of each individual's performance in his or her respective functional area.

     2. Annual Incentives

     The executive officers of the Company all participate in a Management Incentive Plan (see 'Management Incentive Plan' above) under which annual cash bonuses are paid, based on the achievement of specific financial and/or operational targets and each participant's individual performance.

     3. Stock Options

     Stock options are designed to provide long-term incentives and rewards tied to increases in the price of the Company's Class A Common Stock. The Committee believes that stock options, which provide value to the participants only when the Company's shareholders benefit from stock price appreciation, are an integral component of the Company's executive compensation program. Thirty eight
(38) key employees, including the executive officers, participate in the stockholder-approved 1996 Stock Option Plan. The factors considered in awarding the specific number of options to each participant included the individual's total compensation, organizational level, and his or her potential for contributing to the successful operations of the Company. The options granted were all incentive stock options except where the limits of the plan and Treasury regulations required the granting of non-qualified options. (See '1996 Stock Option Plan' above).

COMPLIANCE WITH SECTION 162(M) OF THE CODE

     Section 162(m) of the Code, effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Absent extraordinary circumstances, the Company's current compensation programs are not likely to trigger the $1 million limit on deductibility. The Company will consider whether new compensation programs should be structured in a manner that would be exempt from the deduction limit at the time such programs are designed.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Ziegler's compensation reflects the performance of the Company in 1996. It also reflects his standing in the industry and his long-term commitment to the success of the Company. Mr. Ziegler's bonus reflects the operation of his bonus formula, consisting solely of objective elements, principally net earnings.

MEMBERS OF THE COMPENSATION COMMITTEE

     Alfred F. La Banca (Chairman)
     C. Keith Hartley
     Donald E. McNicol
     Charles H. Mullen
     John R. Tweedy

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 400 Index and a market weighted index of publicly traded peers for the period from December 17, 1996 (the date the Class A Common Stock was priced in connection with the Company's initial public offering) through December 31, 1996. The returns are calculated by assuming an investment in the Class A Common Stock and each index of $100 on December 17, 1996. The publicly traded companies in the peer group are: Consolidated Cigar Holdings, Inc., Culbro Corporation and UST Inc.


Measurement Period       Swisher        S&P 400        Peer Companies
------------------       -------        -------        --------------
12/18/97                   100            100              100
12/19/97                   94.9           101.6            101.1
12/20/97                   92.8           101.9            100.9
12/23/97                   95.7           101.7            100.7
12/24/97                   97.1           102.3            100.9
12/26/97                   95.7           103.0            103.6
12/27/97                   94.2           103.1            103.8
12/30/97                   91.3           102.6            104.9
12/31/97                   92.0           101.0            103.9

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the year ending December 31, 1997, subject to ratification of this appointment by the stockholders of the Company. Coopers & Lybrand L.L.P. has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof have any financial interest, direct or indirect, in the Company.

     One or more representatives of Coopers & Lybrand L.L.P. (a) will be present at the 1997 Annual Meeting of Stockholders, (b) have an opportunity to make a statement if he desires to do so and (c) be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the 1997 Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE 'FOR' THE PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     The Company will hold the votes of all stockholders in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company on or before November 15, 1997, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

                               OTHER INFORMATION

     Management of the Company does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.


                                         /s/ Karl H. Ziegler

                                         Karl H. Ziegler
                                         Secretary

Darien, Connecticut
March 31, 1997

                      -----------------------------------

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF RECORD AS OF MARCH 21, 1997 OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.
                      -----------------------------------